Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation

ACREFI Operating, LLC	Delaware

ACREFI Lender, LLC	Delaware

ACREFI I TRS, Inc.	Delaware

ACREFI II TRS, Ltd.	Cayman Islands

ACREFI Mezzanine, LLC	Delaware

ACREFI Holdings J-II, LLC	Delaware

ACREFI Mortgage Lending, LLC	Delaware

ACREFI Holdings J-1, LLC	Delaware

ACREFI Cash Management, LLC	Delaware

ACREFI Holdings W-1, LLC	Delaware

ACREFI Holdings U-1, LLC	Delaware

ACREFI Insurance Services, LLC	Michigan

ACREFI Currency, LLC	Delaware